Exhibit (d)(3)(b) Revised Exhibit A to the July 2005 Investment Management Agreement

Exhibit A to the Investment Management Agreement dated

September 7, 2006

Fund	Advisory Fee

Forward Emerald Banking and Finance Fund	1.00% up to and including $100 million 0.90% over $100 million

Forward Emerald Growth Fund	0.75% up to and including $250 million 0.65% over $250 million up to and including $500 million 0.55% over $500 million up to and including $750 million 0.45% over $750 million

Forward Emerald Opportunities Fund	1.00% up to and including $100 million 0.90% over $100 million

Forward Global Emerging Markets Fund	1.25% up to and including $500 million 1.20% over $500 million up to and including $1 billion 1.15% over $1 billion

Forward Hoover Mini-Cap Fund	1.05%

Forward Hoover Small Cap Equity Fund	1.05% up to and including $500 million 1.00% over $500 million

Forward International Equity Fund	0.85% up to and including $250 million 0.75% over $250 million up to and including $1 billion 0.65% over $1 billion

Forward International Small Companies Fund	1.00% up to and including $1 billion 0.95% over $1 billion

Forward Large Cap Equity Fund	0.80% up to and including $500 million 0.725% over $500 million up to and including $1 billion 0.675% over $1 billion

Forward Legato Fund	1.00% up to and including $500 million 0.85% over $500 million

Forward Progressive Real Estate Fund*	0.85% up to $100 million 0.80% over $100 million up to and including $500 million 0.70% over $500 million

Sierra Club Equity Income Fund	0.94% up to and including $100 million 0.87% over $100 million up to and including $250 million 0.82% over $250 million up to and including $500 million 0.78% over $500 million

Sierra Club Stock Fund	0.85% up to and including $100 million 0.81% over $100 million up to and including $250 million 0.78% over $250 million up to and including $500 million 0.70% over $500 million

*	Name change effective October 30, 2006; formerly known as the Forward Uniplan Real Estate Investment Fund